Sub-Item 77D: Policies with Respect to Security Investments

Sub-Item 77D: Policies with Respect to Security Investments
Effective May 21, 2012, the Goldman Sachs Core Plus Fixed Income Fund
(the Core Plus Fixed Income Fund) increased the amount which it may invest in non-investment grade securities from 15% to 25% of total assets. This change is reflected in Post-Effective Amendment No. 329 to the Registrants Registration Statement on Form N-1A filed with the Securities and Exchange Commission on July 27, 2012 (Accession No. 0001193125-12-319314), which is incorporated herein by reference.
Effective July 27, 2012, the Goldman Sachs High Quality Floating Rate Fund
(the High Quality Floating Rate Fund), formerly the Goldman Sachs
Ultra-Short Duration Government Fund, changed its non-fundamental policy to invest at least 80% of its net assets in particular investments (80% Policy).
  The 80% Policy was revised to require the High Quality Floating Rate Fund to invest 80% of its assets in high quality floating rate or variable rate obligations. Accordingly, the High Quality Floating Rate Funds name and certain other investment policies were also changed. The changes are reflected in Post-Effective Amendment No. 329 to the Registrants Registration Statement on Form N-1A filed with the Securities and Exchange Commission on July 27, 2012 (Accession No. 0001193125-12-319314), which is incorporated herein by reference.
Effective July 27, 2012, each of the Goldman Sachs Emerging Markets Debt
Fund (the Emerging Markets Debt Fund) and Goldman Sachs Local Emerging
Markets Debt Fund (the Local Emerging Markets Debt Fund) (each a Fund and, together, the Funds) changed its non-fundamental policy to invest at least
80% of its net assets in particular investments (80% Policy).  Effective
July 27, 2012, each Funds 80% Policy was revised to clarify how each Fund determines: (i) which countries qualify as emerging market countries; and (ii) whether an issuer of corporate debt is in an emerging market country. Each Funds investment objective and other investment policies and strategies remained the same. The new 80% Policy for each Fund is reflected in Post-Effective Amendment No. 329 to the Registrants Registration Statement on Form N-1A filed with the Securities and Exchange Commission on July 27, 2012 (Accession No. 0001193125-12-319314), which is incorporated herein by reference.